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                                  EXHIBIT 23.2

                               CONSENT OF KPMG LLP


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                         CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
AXCESS Inc.


We consent to use of our report incorporated by reference herein.

Our report dated March 19, 1999, contains an explanatory paragraph that states that the company's recurring losses from operations and resulting continued dependence upon access to additional external financing raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                       /s/      KPMG LLP




Dallas, Texas
June 7, 1999